Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140446) pertaining to the CTC Media, Inc. 1992 Stock Option Plan, 1997 Stock Option/Stock Issuance Plan, options to purchase 4,508,556 shares pursuant to Non-Plan Stock Option Agreement, and rights to acquire 6,217,600 shares pursuant to a Share Appreciation Rights Agreements, of our report dated February 28, 2007, with respect to the consolidated financial statements of CTC Media, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLC

Moscow, Russia
February 28, 2007